THE ASSET PROGRAM, INC.

MID CAP VALUE FUND

SERIES 1

FILE # 811-7177

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
02/08/01	KPMG Consulting	$61,200.	$2,024,676,000.	Morgan Stanley
05/18/01	Instinet Group	$2,427,300.	$464,000,000.	CSFB
06/12/01	General Maritime Corp	$203,400.	$144,000,000.	Lehman Brothers

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